UNITED STATES

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Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

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FOR IMMEDIATE RELEASE

Duferco/Donbass and Esmark Incorporated Announce a Long-Term Slab Supply Agreement

Agreement Pledges 1.4 Million Metric Tons of Steel Slabs to Esmark, Beginning in First Quarter of 2007

LUGANO, Switzerland and CHICAGO, USA October 26, 2006 – Duferco International Trading Holding Limited (“Duferco”), along with Industrial Union of Donbass (“ISD”) and Esmark Incorporated (“Esmark”) today announced that they have reached an agreement in principle whereby Duferco/ISD would make available up to 1.4 million metric tons of slabs on an as-needed, annual basis to the Esmark family of companies beginning in the first quarter of 2007. The supply agreement would extend six years with a provision for automatic annual renewal thereafter and would be available in the event the proposed combination of Esmark and Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) (“Wheeling-Pitt”) is consummated.

“We are very pleased to announce this arrangement with Duferco/ISD, two of the world’s most respected steelmakers and leading providers of steel slabs to the North American market,” said James P. Bouchard, Chairman and Chief Executive Officer of Esmark. “This agreement further strengthens Esmark’s strong domestic and international partnerships. Duferco/ISD are committed to providing Esmark with a low-cost supply of slabs that we believe could be used to restructure the cost structure of Wheeling-Pitt in the event of a combination with Esmark.

“Specifically, the Duferco/ISD agreement would provide a long-term slab agreement that we believe would allow us to expand Wheeling-Pitt’s current 1.7 million ton per year electric arc furnace (EAF) output to 2.0 million tons and increase Wheeling-Pitt’s total hot strip mill capacity to 3.4 million tons per year without running the high cost blast furnace. In short, this agreement would provide the resources for a combined company comprised of Esmark and Wheeling-Pitt to provide its domestic and international customers with a low-cost steel supply chain.”

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Esmark/Duferco - Page 2

Ben Sciortino, Director of Duferco, stated, “As an international producer, distributor and trader of flat roll steel products, and a major importer of slabs into the U.S. market, Duferco shares Esmark’s view that the next decade will see U.S. steel producers, service centers and converter companies aligning their strategic interests. Through our alliance with ISD, Duferco Trading will service the needs of Esmark as they relate to the Wheeling Pittsburgh Corporation.”

Esmark Incorporated has previously filed its definitive proxy statement relating to the 2006 annual meeting of Wheeling-Pittsburgh Corporation shareholders with the Securities and Exchange Commission (the “SEC”) and has mailed its definitive proxy statement and WHITE proxy card to Wheeling-Pittsburgh stockholders. Esmark urges Wheeling-Pittsburgh shareholders to read its definitive proxy statement and other related documents as they contain important information, including information relating to the participants in the solicitation. Copies of the definitive proxy statement are available free of charge at the SEC’s website at http://www.sec.gov or by contacting Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888)750-5834.

About Esmark

Headquartered in Chicago and founded by the Bouchard Group, Esmark is a steel services family of companies. The mission of Esmark is to establish the benchmark standards for strategic consolidation, operating efficiency and management excellence in the steel sector. More information about Esmark can be found at www.esmark.com. This press release contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the ability to successfully solicit sufficient proxies to elect Esmark’s nominees for director and the ability to achieve anticipated cost savings as a result of the proposed merger, competition in the steel industry, dependence on suppliers of raw materials, and cyclical demand for steel products.

About Duferco

The Duferco Group, with revenues in excess of $7 billion, is engaged in the worldwide production, distribution and trade of all types of steel products, including raw materials involved in steel making processes. Duferco has steel making and processing plants in Europe, Eastern Europe, United States, South Africa and Central America.

In addition, through its strategic relationships with producers throughout the world, Duferco sources and sells all kinds of steel products from every continent. In total Duferco handles over 15 million metric tons per year of steel products.

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Esmark/Duferco

About ISD

Industrial Union of Donbass (“ISD”) is an integrated producer of steel products, with the annual output of 9.2 mio mt (million metric tons) of liquid steel. One of the largest industrial holdings in Ukraine, ISD also owns production facilities in Hungary and Poland. Through its strategic partnership with Duferco, ISD enjoys access to a global distribution network, in addition to its own chain of retail service centers in key East European markets. Industrial joint ventures in the US and Western Europe form an integral part of ISD’s global development strategy, and have provided an opportunity to rapidly expand the group’s market reach.

Media Contact:

Bill Keegan, Edelman, 312.240.2624, bill.keegan@edelman.com

For Investors:

Craig T. Bouchard, Esmark, 708.756.0400, ctbouchard@esmark.com